Exhibit 10.34

LCC INTERNATIONAL, INC.
CHANGE IN CONTROL SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

Plan Effective Date: June 29, 2004

LCC INTERNATIONAL, INC.
CHANGE IN CONTROL SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

The LCC International, Inc. Change in Control Severance Plan (the “Plan”) is primarily designed to provide eligible employees of LCC International, Inc. (the “Company”) whose employment is terminated on or after June 29, 2004 following a Change in Control of the Company with separation pay in the event of an involuntary termination of employment.

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is governed by ERISA and, to the extent applicable, the laws of the Commonwealth of Virginia. This document constitutes both the official plan document and the required summary plan description under ERISA.

ELIGIBILITY
You will be an Eligible Employee for purposes of receiving severance benefits under the Plan if:

•	you are a regular, full-time employee of the Company and are identified on Exhibit A, which may be amended from time to time by the Plan Administrator to include additional officers as they are hired or promoted into the roles of Chief Executive Officer, Senior Vice President or Vice President;

•	your active employment with the Company is Involuntarily Terminated within the Applicable Period following a Change in Control;

•	you execute the General Release of All Claims (the “General Release”), a copy of which is attached as Exhibit B, within five (5) business days after your termination date or, if you are age forty (40) or over, you execute the General Release, a copy of which is attached as Exhibit C, within forty-five (45) business days after your termination; and

•	you are not in one of the excluded categories listed below.

Excluded categories of employees. You are not eligible for severance benefits under this Plan if:

•	you voluntarily terminate employment unless your termination constitutes an “Involuntary Termination” as defined below;

•	you are employed with a successor employer which directly or indirectly acquires (i) all or any portion of the assets or operations of the Company or any subsidiary, (ii) all or any portion of the outstanding capital stock of the Company, or (iii) fifty percent (50%) or more of the capital stock of any subsidiary of the Company. However, you would be eligible for severance benefits pursuant to the terms of the Plan upon a subsequent termination by the successor employer within the Applicable Period following a Change in Control; or

•	you are dismissed for Cause, whether or not you prior to your dismissal you received notice of a termination which would otherwise qualify you for severance benefits.

HOW THE PLAN WORKS
If you are eligible for severance benefits under the Plan, the amount of your severance pay will be determined in accordance with the guidelines set forth below, subject to the Golden Parachute Tax Gross-Up set forth below. You will receive your severance pay in a lump-sum payment (with appropriate taxes deducted), which will be made as soon as administratively practicable after the occurrence of the following events:

•	your Involuntary Termination within the Applicable Period after a Change in Control;

•	the Company’s receipt of your executed General Release; and

•	the expiration of any rescission period applicable to your executed General Release.

Severance Guidelines

If your employment is Involuntarily Terminated within the Applicable Period after a Change in Control, you will be paid or provided:

     (1) All Accrued Compensation and a Pro-Rata Bonus;

     (2) Reasonable outplacement services,

     (3) Benefits continuation for the Applicable Period, and

     (4) Severance as follows:

•	if the Eligible Employee was the Chief Executive Officer of the Company immediately before the Change in Control, an amount equal to 200% of to the Eligible Employee’s Annual Base Pay and Target Bonus;

•	if the Eligible Employee was a senior vice president of the Company immediately before the Change in Control, 150% of the Eligible Employee’s Annual Base Pay and Target Bonus;

•	if the Eligible Employee was a vice president immediately before the Change in Control, 100% of the Eligible Employee’s Annual Base Pay and Target Bonus.

In addition your termination will be treated as a termination at the convenience of the Company under the 1996 Stock Option Plan, which will allow continued vesting and exercise of options for 180 days from termination of employment.

Accrued Compensation shall mean an amount which shall include all amounts earned or accrued through the termination date but not paid as of the termination date including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by you on behalf of the Company during the period ending on the termination date, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), (iv) incentive compensation (other than the Pro Rata Bonus; and (v) 100% of any target bonus with respect to the Company’s fiscal year ended prior to the termination date to the extent a bonus for such year has not been awarded and paid prior to the termination date and there is a reasonable expectation that a bonus would be paid based upon the company’s results and/or your performance against bonus objectives.

Annual Base Pay generally means your annualized base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding either (i) the occurrence of the Change in Control, or (ii) your Involuntary Termination, whichever is greater, and does not include, for example, bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.

Applicable Period means (i) twenty-four (24) months, if you were the Chief Executive Officer of the Company immediately prior to the Change in Control, (ii) eighteen (18) months, if you were a Senior Vice President of the Company immediately prior to the Change in Control, or (iii) twelve (12) months, if you were a Vice President of the Company immediately prior to the Change in Control.

Cause means: (i) any act of deceit, dishonesty, fraud or theft, (ii) a material failure to perform your job responsibilities after having been provided notice and a reasonable opportunity to cure the problem, (iv) any material violation of Company policy under circumstances where you knew or should have known of the policy, (v) any material violation of your this Plan or any agreement you may have with the Company including, without limitation, any violation of your obligations of confidentiality and non-competition, or (vi) any immoral, unethical or illegal behavior including, without limitation, and violation of your fiduciary obligations to the Company.

Change in Control shall be deemed to occur upon the consummation of any of the following transactions:

1.	the sale of all or substantially all of the assets of the Company to another person or entity;

2.	a merger, consolidation or reorganization of the Company with one or more other persons or entities where the Company is not the surviving entity; or

3.	a merger, acquisition or other transaction in which the Company is the surviving corporation that results in any person or entity (other than persons who are holders of 5% or more of the stock of the Company at the time the transaction is approved by the shareholders and other than any Affiliate) acquiring beneficial ownership of 51% or more of the combined voting power of all classes of stock of the Company, excluding any change in voting control arising as a result of the conversion of Class “B” common stock of the Company to Class “A” common stock of the Company or any distribution by RF Investors, L.L.C. to any of its direct or indirect owners, investors or their respective affiliates (within the meaning of Rule 405 of Regulation C under the 1933 Act).

Confidential Information

You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by your acts or acts of your representatives in violation of this Plan). After termination of your employment with the Company, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

Covenant Not to Compete

If you are an Eligible Employee under the Plan, in consideration for the severance payment being made to you under the Plan, you are subject to a Covenant Not to Compete. Pursuant to the Covenant Not to Compete, following the termination of employment, you may not (i) compete with the Company on your own behalf or on behalf of any third party; or (ii) participate as a director, stockholder or partner or have any direct or indirect financial interest in any enterprise which engages in any business in which the Company is engaged, or to your knowledge, has reasonably firm plans to engage, for the Applicable Period. You acknowledge and agree that the severance benefits provided to you under the Plan (with your severance and non-compete term being roughly equivalent) are intended and are sufficient to compensate you for the Covenant Not to Compete provided under this Plan provision.

Golden Parachute Tax Gross-Up

In the event that any payment or benefit made or provided to or for your benefit in connection with this Plan and/or your employment with the Company or the termination thereof (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code (or any successor to such Section), the Company shall pay to you, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount (a “Gross-Up Payment”) which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Plan shall be made by an independent auditor (the “Auditor”) selected and paid by the Company. The parties shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of any liability for Excise Tax.

Incentive Compensation shall mean 100% of the commission, bonus or other incentive-type pay paid to you (excluding stock options) for the fiscal year immediately preceding the Change in Control.

Involuntary Termination shall mean the termination of your employment with the Company (or, if applicable, successor entity) other than by reason of death or disability: (a) involuntarily upon your discharge or dismissal other than for Cause, or (b) upon your resignation following (I) a reduction in your level of Annual Base Pay or any Target Bonus, (II) a material reduction in your benefits, (III) a relocation of your place of employment which is more than 35 miles from your place of employment prior to the Change in Control, as determined in your reasonable judgment, provided and only if such change or reduction is effected without your written concurrence, or (c) upon your resignation following a change in your position with the Company (or, if applicable, with the successor entity) that is effected without the your written consent and materially reduces your level of responsibility or authority or that materially increases your level of responsibility or authority without an appropriate increase in compensation (in your reasonable judgment).

Non-Solicitation You may not, during your employment by the Company and for a period of one year thereafter, induce or attempt to induce any employee of the Company or any the Company’s affiliates to render services for any other person.

Pro Rata Bonus means an amount equal to 100% of the target bonus that you would have been eligible to receive for the Company’s fiscal year in which your employment terminates, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365.

Target Bonus shall mean 100% of the bonus potential established for you by the Board or the Compensation Committee for the fiscal year during which the Change in Control occurs.

OTHER IMPORTANT INFORMATION
Plan Administration. As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per participant. Any determination by the Plan Administrator will be final and conclusive upon all persons. When benefits are due, they will be paid from the general assets of the Company. The Company is not required to establish a trust to fund the Plan. The benefits provided under this Plan are not assignable and may be conditioned upon your compliance with any confidentiality agreement you have entered into with the Company or upon your compliance with any Company policy or program communicated to you in writing.

Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator within ninety (90) days of your termination. You will be notified of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If your claim is denied, the notification will state specific reasons for the denial and you will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a review of the denial with the Plan Administrator. This request should include the reasons you are requesting a review, facts supporting your request and any other relevant comments. Pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan, the Plan Administrator will generally make a final, written determination of your eligibility for benefits within sixty (60) days of receipt of your request for review.

Plan Terms. Except as otherwise set forth herein, this Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company for the purpose of paying benefits upon a termination following a Change in Control, including pursuant to employment agreement or offer letter. Nothing in this Plan shall affect an employee’s right to severance benefits under circumstances not involving a termination following a Change in Control. In no event, however, shall any individual receive severance benefits under both this Plan and any other separation, severance pay and salary continuation program, plan or other arrangement with the Company. Nothing in this Plan shall be effective to constitute a material modification to any term of any extension of credit by the Company or any renewal of any extension of credit that existed on July 30, 2002.

Plan Amendment or Termination. The Plan shall automatically terminate on December 31, 2004 unless (a) a Change in Control has occurred prior to that date, or (b) the term of the Plan is extended upon the vote of a two-thirds majority of the Board of Directors for such additional period(s) as the Board of Directors may specify in connection with the extension. The Company reserves the right to terminate or amend the Plan at any time upon the vote of a two-thirds majority of the Board of Directors; provided, however, that no termination or amendment (other than the automatic termination that will occur on December 31, 2004 or at the end of any period to which the Plan is extended by the Board of Directors) which materially impairs the rights of an Eligible Employee under the Plan will be effective if made (i) within six (6) months prior to, (ii) on the date of or (iii) after, the occurrence of a Change in Control. Any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees.

Taxes. The Company will withhold all applicable taxes and other payroll deductions from any severance payment.

No Right To Employment. This Plan does not provide you with any right to continue employment with the Company or affect the Company’s right, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

No Duplication of Benefits. This Plan may not constitute all of the agreements between the Eligible Employees and the Company providing for severance payments in connection with a termination of employment; provided, however, that if an Eligible Employee is entitled to severance payments pursuant to this Plan and pursuant to any other oral or written agreements, commitments or understandings calling for severance payments in connection with a termination of employment, the severance payments paid to the Employee by the Company in connection with such termination of employment shall be limited to the greater of (i) severance payments provided pursuant to this Plan or (ii) severance payments provided by the Company pursuant to such other oral or written agreements, commitments or understandings. If the Employee is entitled to severance payments pursuant to this Plan and pursuant to any other oral or written agreements, commitments or understandings calling for severance payments in connection with a termination of employment, the Employee shall determine, in the Employee’s sole discretion, by notice given in writing to the Company, which payments are greater.

Expenses. The Company shall pay any and all reasonable legal fees and expenses incurred by the Employee in seeking to obtain or enforce, by bringing an action against the Company, any right or benefit provided in this Plan if the Employee is successful in whole or in part in such action.

STATEMENT OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Plan Administrator’s office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor.

Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report.

File suit in a federal court, if you, as a participant, request materials and do not receive them within thirty (30) days of your request. In such a case, the court may require the Plan Administrator to provide the materials and to pay you a fine of up to $110 for each day’s delay until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

In addition to creating rights for certain employees of the Company under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interest of the Company’s employees who are covered by the Plan.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to file suit in a federal or a state court. If Plan fiduciaries are misusing the Plan’s assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful in your lawsuit, the court may, if it so decides, order the party you have sued to pay your legal costs, including attorney fees. However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.

If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the Employee Benefits Security Administration, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210

ADDITIONAL PLAN INFORMATION

Name of Plan:	LCC International, Inc. Change in Control Severance Plan

Company Sponsoring Plan:	LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Employer Identification Number:

Plan Number:	50__

Plan Year:	The calendar year; the first plan year is a short plan
year starting April __, 2004 and ending December 31,
2004

Plan Administrator:	Vice President, Human Resources
LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102
(703) 873-2000

Agent for Service of Legal Process:	Plan Administrator

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by LCC International, Inc.

EXHIBIT A

EMPLOYEE NAME	TITLE	REGION

Faulders, Tom	PRESIDENT & CEO/CHAIRMAN	Corporate
McNelly, Mike	SENIOR VICE PRESIDENT, AMERICAS	Americas
Baravalle, Carlo	SENIOR VICE PRESIDENT, EMEA	EMEA
Perkins, Graham	SENIOR VICE PRESIDENT, CFO & TREASURER	Corporate
Aghili, Fariborz (Frank)	VICE PRESIDENT, ENGINEERING SERVICES	Americas
Arora, Kamal K (KK)	VICE PRESIDENT, WIRELESS INSTITUTE	Corporate
Cortes, Hernan	VICE PRESIDENT & GENERAL MANAGER, WIRELINE	Wireline
Deliso, Peter	VICE PRESIDENT, GENERAL COUNSEL & SECRETARY	Corporate
Donelan, Jamie G	VICE PRESIDENT & CORPORATE CONTROLLER	Corporate
Drennan, Tricia	VICE PRESIDENT, INVESTOR RELATIONS	Corporate
Echeverria, Alfredo	VICE PRESIDENT, DEPLOYMENT & PROGRAM MGT	Americas
Feely, Terri	VICE PRESIDENT, HUMAN RESOURCES	Corporate
Greenwell, James	VICE PRESIDENT, SALES	Americas
Groves, Tim	VICE PRESIDENT, FINANCE	EMEA
Gwiazdowski, Vincent	VICE PRESIDENT & GM, AP	Asia Pacific
Harnecker, Antonio	GENERAL MANAGER, SPAIN (VP Equivalent)	EMEA
Helstrip, Mr. Timothy	VICE PRESIDENT, DEPLOYMENT SERVICES	EMEA
Neale, Alan	VICE PRESIDENT, DEPLOYMENT SERVICES	EMEA
Pearson, Steve	VICE PRESIDENT, FINANCE	Americas
Stravitz, Steve	VICE PRESIDENT, MARKETING	Americas
Thurneysen, Paul T	VICE PRESIDENT, SALES, ENGINEERING	Americas

EXHIBIT B

GENERAL RELEASE OF ALL CLAIMS

               In consideration of the severance benefits to be paid to me by LCC International, Inc. in accordance with the terms of the LCC International, Inc. Change in Control Severance Plan, a copy of which has been given to me, I hereby fully and forever release and discharge LCC International, Inc., its officers, directors, agents, employees, successors, predecessors, subsidiaries and assigns (hereinafter, collectively called “LCC International”) from all claims and causes of action arising out of or relating in any way to my employment with LCC International including the termination of my employment.

               I understand and agree that this RELEASE is a full and complete waiver of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other state and federal laws and regulations relating to employment or employment discrimination. I further understand that by this RELEASE I agree not to assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against LCC International relating to employment discrimination.

               I also hereby agree that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by me or LCC International.

               I hereby acknowledge that I have read and understand the foregoing RELEASE and that I sign it voluntarily and without coercion. I further acknowledge that I was given an opportunity to consider and review this RELEASE and to consult with an attorney of my own choosing concerning the waivers contained in this RELEASE, that I have done so and that the waivers made herein are knowing, conscious and with full appreciation that I am forever foreclosed from pursing any of the rights so waived.

Executed this _____ day of ___________, 20__.

______________________________________

Employee

EXHIBIT C

GENERAL RELEASE OF ALL CLAIMS

               In consideration of the severance benefits to be paid to me by LCC International, Inc. in accordance with the terms of the LCC International, Inc. Change in Control Severance Plan (the “Plan”), a copy of which has been given to me, I hereby fully and forever release and discharge LCC International, Inc., its officers, directors, agents, employees, successors, predecessors, subsidiaries and assigns (hereinafter, collectively called “LCC International”) from all claims and causes of action arising out of or relating in any way to my employment with LCC International including the termination of my employment.

               I understand and agree that this RELEASE is a full and complete waiver of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other state and federal laws and regulations relating to employment or employment discrimination. I further understand that by this RELEASE I agree not to assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against LCC International relating to employment discrimination.

               I also hereby agree that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by me or LCC International.

               I understand that I may have 21 days after receipt of this RELEASE within which I may review and consider, discuss with an attorney of my own choosing, and decide to execute or not execute it. I also understand for a period of seven (7) days after I sign this RELEASE, I may revoke this RELEASE and that the RELEASE will not become effective until seven (7) days after I sign it, and only then if I do not revoke it. In order to revokes this RELEASE, I must deliver to the Chief Executive Officer, by no later than seven (7) days after I execute this RELEASE, a letter stating that I am revoking it. I understand that if I choose to revoke this RELEASE within seven (7) days after I sign it, any severance benefits which I would otherwise be entitled to receive, will not be due and payable, and the RELEASE will have no effect. If I do not elect to sign this RELEASE, I understand that I will not receive any severance benefits under this Plan or any other plan.

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EMPLOYEE’S ACCEPTANCE OF RELEASE

     BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

Executed this ___day of ___, 20___.

________________________________

Employee

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